Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2026 and

December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

TABLE OF CONTENTS

• Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2026 and 2025

• Unaudited interim condensed consolidated statements of financial position as of March 31, 2026 and December 31, 2025

• Unaudited interim condensed consolidated statements of changes in equity for the three-month periods ended March 31, 2026 and 2025

• Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2026 and 2025

• Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Revenue from contracts with customers	4	865,012	438,456
Cost of sales:
Operating costs	5.1	(52,319)	(34,064)
Crude oil stock fluctuation	5.2	(187)	9,032
Royalties and others	5.3	(95,857)	(68,254)
Purchases of crude oil		(9,569)	—
Depreciation, depletion and amortization	11/12/13	(229,726)	(125,977)
Other non-cash costs related to the transfer of conventional assets	15	(4,997)	(7,240)

Gross profit		472,357	211,953

Selling expenses	6	(66,157)	(46,768)
General and administrative expenses	7	(41,326)	(28,031)
Exploration expenses		—	(180)
Other operating income	8.1	2,811	6,409
Other operating expenses	8.2	(1,385)	(1,192)
Commodity risk management contracts	2.4.3	(150,712)	—

Operating profit		215,588	142,191

Income (loss) from investments in associates	17	(3,701)	—
Interest income	9.1	3,180	1,056
Interest expense	9.2	(54,885)	(24,281)
Other financial income (expense)	9.3	(16,653)	15,992

Financial income (expense), net		(68,358)	(7,233)

Profit before income tax		143,529	134,958

Current income tax (expense)	14	(55,506)	(66,322)
Deferred income tax benefit	14	19,690	14,157

Income tax (expense)		(35,816)	(52,165)

Profit for the period, net		107,713	82,793

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	25	(13)	(22)
- Deferred income tax benefit	14	5	7

Other comprehensive income for the period		(8)	(15)

Total comprehensive profit for the period		107,705	82,778

Earnings per share
Basic (in US Dollars per share)	10.1	1.030	0.858
Diluted (in US Dollars per share)	10.2	0.977	0.821

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of March 31, 2026 and December 31, 2025

(Amounts expressed in thousands of US Dollars)

	Notes	As of March 31, 2026	As of December 31, 2025
Assets
Noncurrent assets
Property, plant and equipment	11	5,708,121	5,543,032
Goodwill	12	22,576	22,576
Other intangible assets	12	16,044	18,485
Right-of-use assets	13	138,259	153,283
Biological assets		17,673	15,855
Investments in associates	17	63,116	54,542
Trade and other receivables	15	365,142	373,026
Deferred income tax assets		36,514	36,514

Total noncurrent assets		6,367,445	6,217,313

Current assets
Inventories	18	9,710	9,457
Trade and other receivables	15	728,055	347,681
Cash, bank balances and other short-term investments	19	615,142	538,402

Total current assets		1,352,907	895,540

Total assets		7,720,352	7,112,853

Equity and liabilities
Equity
Capital stock	20.1	491,166	491,165
Other equity instruments		32,144	32,144
Legal reserve		8,233	8,233
Share-based payments		(52,576)	(32,765)
Share repurchase reserve		179,324	179,324
Other accumulated comprehensive income (losses)		(11,042)	(11,034)
Accumulated profit (losses)		1,952,240	1,844,527

Total equity		2,599,489	2,511,594

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		278,969	298,664
Lease liabilities	13	77,677	88,451
Provisions	21	55,786	51,513
Borrowings	16.1	2,624,921	2,803,982
Employee benefits	25	16,324	16,226
Income tax liability		14,510	13,964
Trade and other payables	24	293,779	292,236

Total noncurrent liabilities		3,361,966	3,565,036

Current liabilities
Provisions	21	9,726	10,800
Lease liabilities	13	50,783	55,452
Borrowings	16.1	1,017,360	350,095
Salaries and payroll taxes	22	12,993	35,891
Income tax liability		96,075	120,910
Other taxes and royalties	23	61,151	43,945
Trade and other payables	24	510,809	419,130

Total current liabilities		1,758,897	1,036,223

Total liabilities		5,120,863	4,601,259

Total equity and liabilities		7,720,352	7,112,853

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2026

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2025	491,165	32,144	8,233	(32,765)		179,324	(11,034)	1,844,527	2,511,594

Profit for the period, net	—	—	—	—		—	—	107,713	107,713
Other comprehensive income for the period	—	—	—	—		—	(8)	—	(8)

Total comprehensive income	—	—	—	—		—	(8)	107,713	107,705

Share-based payments	1	—	—	(19,811	)(1)	—	—	—	(19,810)

Amounts as of March 31, 2026	491,166	32,144	8,233	(52,576)		179,324	(11,042)	1,952,240	2,599,489

(1)	Including 18,786 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2025

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2024	398,064	32,144	8,233	45,628		129,324	(11,057)	1,018,877	1,621,213

Profit for the period, net	—	—	—	—		—	—	82,793	82,793
Other comprehensive income for the period	—	—	—	—		—	(15)	—	(15)

Total comprehensive income	—	—	—	—		—	(15)	82,793	82,778

Share-based payments	1	—	—	(61,894	)(1)	—	—	—	(61,893)

Amounts as of March 31, 2025	398,065	32,144	8,233	(16,266)		129,324	(11,072)	1,101,670	1,642,098

(1)	Including 10,215 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Cash flows from operating activities:
Profit for the period, net		107,713	82,793
Adjustments to reconcile net cash flows
Items related to operating activities:
Allowance for expected credit losses	6	26	—
Share-based payments	7	18,786	10,215
Net increase in provisions	8.2	856	1,192
Net changes in foreign exchange rate	9.3	4,418	(12,744)
Discount of assets and liabilities at present value	9.3	8,495	1,154
Discount for well plugging and abandonment	9.3	808	426
Income tax expense	14	35,816	52,165
Other non-cash costs related to the transfer of conventional assets	15	4,997	7,240
Employee benefits	25	205	198
Items related to investing activities:
Interest income	9.1	(3,180)	(1,056)
Changes in the fair value of financial assets	9.3	(3,489)	(8,998)
Depreciation and depletion	11/13	227,285	123,830
Amortization of intangible assets	12	2,441	2,147
Income (loss) from investment in associates	17	3,701	—
Items related to financing activities:
Interest expense	9.2	54,885	24,281
Amortized cost	9.3	1,271	467
Interest expense on lease liabilities	9.3	868	806
Other taxes interest	9.3	870	—
Other financial income/expense	9.3	3,412	2,897
Changes in working capital:
Trade and other receivables		(338,960)	(19,871)
Inventories	5.2	187	(9,032)
Trade and other payables		68,717	(72,372)
Payments of employee benefits	25	(120)	(139)
Salaries and payroll taxes		(40,816)	(77,445)
Other taxes and royalties		(10,053)	(35,959)
Provisions	8.2	(2,085)	(638)
Income tax payment		(61,381)	(5,151)

Net cash flows provided by operating activities		85,673	66,406

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment and biological assets		(338,241)	(286,155)
Proceeds from the transfer of conventional assets	15	—	5,734
Payments for acquisitions of other intangible assets		—	(1,875)
Payments for acquisitions of investments in associates	17	(12,275)	(28,651)
Payments related to the Business Acquisition	1.2.1/15	(79,742)	—
Interest received	9.1	3,180	1,056

Net cash flows (used in) investing activities		(427,078)	(309,891)

Cash flows from financing activities:
Proceeds from borrowings	16.2	589,500	341,347
Payment of borrowings principal	16.2	(129,538)	(98,594)
Payment of borrowings interest	16.2	(26,868)	(10,566)
Payment of borrowings cost	16.2	(1,004)	(608)
Payments of other taxes interest	9.3	(870)	—
(Payment of) proceeds from other financial income (expense)	9.3	(3,412)	3,278
Payment of lease	13	(18,715)	(23,074)

Net cash flow provided by financing activities		409,093	211,783

Net increase (decrease) in cash and cash equivalents		67,688	(31,702)
Cash and cash equivalents at beginning of period	19	526,184	755,610
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(7,568)	9,495
Net increase (decrease) in cash and cash equivalents		67,688	(31,702)

Cash and cash equivalents at end of period	19	586,304	733,403

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		349,097	309,818
Changes in well plugging and abandonment with an impact in property, plant and equipment	11	3,922	(4,715)
Acquisition of property, plant and equipment through increase in trade and other payables related to the Farmout Agreement		—	109,538

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

Its main office is located in City of Mexico, Mexico, at Mapfre Tower, Paseo de la Reforma Avenue 243, 18th floor, Colonia Cuauhtémoc, Alcaldía Cuauhtémoc, zip code 06500.

As of March 31, 2026, and December 31, 2025, the Company’s main activity, through its subsidiaries, is the exploration and production of crude oil and natural gas (“Upstream”).

Except as mentioned in Notes 1.2 and 30, there were no significant changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2025.

1.2 Significant transactions for the period

1.2.1 Acquisition of Equinor Argentina S.A.U. (“Equinor”) and Bajo del Toro block (the “Business Acquisition”)

On February 2, 2026, the Company and its subsidiary Vista Argentina, entered into a series of agreements through the following transactions: (i) the acquisition of 100% of the capital stock of Equinor, holder of a 30% working interest in the Bandurria Sur block; (ii) the acquisition of a 50% working interest in the Bajo del Toro block from Equinor Argentina B.V. Sucursal Argentina; and then (iii) the sale of 16.3% of the capital stock of Equinor to YPF S.A. (“YPF”), implying an indirect assignment of a 4.9% working interest of Bandurria Sur; and (iv) the assignment of a 15% working interest of Bajo del Toro block to YPF.

Under the terms of the mentioned transaction, the net price will be paid as follows: (i) 387,000 in cash (550,000 of payments net of 163,000 to be collected from YPF); and (ii) the delivery of 6,223,220 American Depositary Shares representing Vista’s Series A shares (“ADSs”). Such price shall be subject to cash, debt, working capital, contributions, leakages and other customary adjustments.

Additionally, the consideration provides for a contingent price payable, if applicable, in five annual installments, without accruing interest, calculated based on the annual working interest production of the assets multiplied by a price per barrel (“bbl”) equal to the average Brent price of the preceding year minus 65 USD/bbl, with no payment due at or below 65 USD/bbl Brent and a cap of 15 USD/bbl at or above 80 USD/bbl Brent.

As of the date of issuance of these unaudited interim condensed consolidated financial statements the Business Acquisition has not yet closed.

For the three-month period ended March 31, 2026, the Company made payments for a net amount of 79,742 related to a security deposit for the Business Acquisition and other associated costs (Note 15).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 2. Basis of preparation and material accounting policies

2.1 Basis of preparation and presentation

These unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025, and for the three-month periods ended March 31, 2026 and 2025 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of March 31, 2026, and the results of operations for the three-month period ended March 31, 2026. Therefore, these unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2025.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s annual consolidated financial statements as of December 31, 2025, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on April 29, 2026 and the subsequent events through that date are considered (Note 30).

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

None of the accounting pronouncements applicable after December 31, 2025, and as of the date of these unaudited interim condensed consolidated financial statements had a material effect on the Company’s financial condition or result of its operations.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Except as mentioned in Notes 1.2 and 30, there were no other significant changes in interest in Company subsidiaries during the three-month period ended March 31, 2026.

2.4 Summary of material accounting policies

2.4.1 Impairment of goodwill and property, plant and equipment, right-of-use assets and other intangible assets (“long-lived assets”) other than goodwill

Long-lived assets are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other Cash Generating Units (“CGUs”).

The Company conducts its impairment test of long-lived assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of March 31, 2026 and 2025, the Company did not identify trigger events related to goodwill and long-lived assets other than goodwill.

See Note 3.2.2 to the annual consolidated financial statements as of December 31, 2025.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

2.4.2 Business combination

The acquisition method is used to book business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for these acquisitions comprises:

(i)	The fair value of transferred assets;

(ii)	The liabilities incurred to former owners of the acquired business;

(iii)	The equity interests issued by the Company;

(iv)	The fair value of any asset or liability from a contingent consideration arrangement; and

(v)	The fair value of any previously held equity interest in the subsidiary.

Identifiable assets acquired and liabilities assumed in a business combination are initially measured at fair values at the acquisition date.

The costs related to the acquisition are booked as incurred expenses. Goodwill is an excess of:

(i)	The consideration transferred; and

(ii)	The fair value of net identifiable assets acquired.

If the fair value of the acquiree’s net identifiable assets exceeds these amounts, before recognizing profit, the Company reassesses whether it has correctly identified all assets acquired and liabilities assumed, reviewing the procedures employed to measure the amounts to be recognized at the acquisition date. If the assessment still results in excess of the fair value of net assets acquired in relation to the total consideration transferred, gain from a bargain purchase is recognized directly in the consolidated statements of profit or loss and other comprehensive income, under “Gain from Business Combination” within “Other operating income”.

When the settlement of any cash consideration is deferred, the future amounts payable is discounted at their present value at the exchange date. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained under comparable terms and conditions.

Contingent consideration will be recognized at its fair value at the acquisition date. Contingent consideration is classified as equity or as a financial liability. The amounts classified as a financial liability are remeasured at fair value with changes in fair value through the consolidated statements of profit or loss and other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

When the Company acquires a business, it assesses the financial assets acquired and liabilities incurred in relation to its adequate classification and designation according to contractual terms, economic circumstances and relevant conditions as of the acquisition date.

Oil reserves and resources acquired that may be measured reliably are recognized separately at fair value upon the acquisition.

Other potential reserves, resources and rights, which fair values cannot be measured reliability, are not recognized separately but are considered part of goodwill.

If the business combination is performed in stages, the previously held equity interest in the acquiree is measured at acquisition-date fair value. Profit or loss from such remeasurement is recognized in the consolidated statements of profit or loss and other comprehensive income.

The Company has a maximum period of 12 months from the date of acquisition to finalize the acquisition accounting. When it is incomplete as of the end of the year in which the business combination takes place, the Company reports provisional amounts.

During the three-month period ended March 31, 2026, the Company didn’t carry out business combination. During the year ended December 31, 2025 the Company recognized the acquisition of Vista Energy Lach S.A. (“Vista Lach”) as a business combination (“Business Combination”). See Notes 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

2.4.3 Commodity risk management contracts

The Company has entered into derivative financial instruments to manage its exposure to oil price fluctuation, only for the short term, on a quarterly basis. During the three-month period ended March 31, 2026, these instruments consisted primarily of ICE Brent futures and fixed-price swaps. The derivatives were executed through international brokers, including exchange-cleared accounts and bilateral agreements under ISDA Master Agreements with financial institutions.

The Company’s derivatives are accounted for as non-hedge derivatives and therefore all changes in the fair values of its derivative contracts are recognized as gains or losses in the results of the periods in which they occur.

For the three-month period ended March 31, 2026, the Company recorded a loss of 150,712 related to the commodity risk management contracts.

2.5 Regulatory framework

A- Argentina

2.5.1 Regulatory framework for oil and gas activity

(i) Decree No. 105/2026

On February 19, 2026, Decree No. 105/2026 was published in the Official Bulletin, establishing a one-year extension as from July 8, 2026, to join the Incentive Regime for Large Investments (the “RIGI” by Spanish acronym). The decree includes onshore upstream crude oil and natural gas development projects as eligible promoted activities.

The minimum investment amount is set at 600,000. Qualifying projects must be located in areas with no significant development and must ensure segregation and traceability through a separate measurement system in cases where qualifying and non-qualifying activities coexist. As of the date of issuance of these unaudited interim condensed consolidated financial statements, the Company is assessing whether this regulation applies to its projects.

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework during the three-month period ended March 31, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

B- Mexico

2.5.2 Exploration and production activities regulatory framework

There have been no significant changes in Mexico’s regulatory framework during the three-month period ended March 31, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss), and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”) (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the three-month period ended March 31, 2026, the Company generated 100% of its revenues related to assets located in Argentina.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 4. Revenue from contracts with customers

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Goods and services sold	865,012	438,456

Total revenue from contracts with customers	865,012	438,456

Recognized at a point in time	865,012	438,456

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Revenues from crude oil sales	845,183	422,970
Revenues from natural gas sales	18,268	13,619
Revenues from LPG sales	1,561	1,867

Total revenue from contracts with customers	865,012	438,456

Distribution channels	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Exports of crude oil (1)	622,898	236,699
Local crude oil	222,285	186,271
Local natural gas	15,734	10,361
Exports of natural gas	2,534	3,258
LPG sales	1,561	1,867

Total revenue from contracts with customers	865,012	438,456

(1)	For the three-month period ended March 31, 2026 including 4,676 of sea freight services.

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Fees and compensation for services	31,716	17,968
Salaries and payroll taxes	9,718	7,233
Employee benefits	3,239	3,014
Consumption of materials and spare parts	2,470	1,185
Easements and fees	1,964	2,087
Transport	1,751	676
Other	1,461	1,901

Total operating costs	52,319	34,064

5.2 Crude oil stock fluctuation

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Crude oil stock at beginning of the period (Note 18)	6,881	4,384
Less: Crude oil stock at end of the period (Note 18)	(6,694)	(13,416)

Total crude oil stock fluctuation	187	(9,032)

5.3 Royalties and others

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Royalties	72,079	50,629
Export duties	23,778	17,625

Total royalties and others	95,857	68,254

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 6. Selling expenses

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Transport	27,775	33,484
Sea freight	19,955	—
Fees and compensation for services	7,800	5,119
Taxes, rates and contributions	7,534	6,027
Tax on bank account transactions	3,067	2,138
Allowances for expected credit losses	26	—

Total selling expenses	66,157	46,768

Note 7. General and administrative expenses

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Share-based payments	18,786	10,215
Salaries and payroll taxes	8,463	10,250
Fees and compensation for services	6,705	5,202
Personal assets tax	3,237	—
Employee benefits	1,384	1,521
Taxes, rates and contributions	545	119
Institutional promotion and advertising	435	515
Other	1,771	209

Total general and administrative expenses	41,326	28,031

Note 8. Other operating income and expenses

8.1 Other operating income

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Gain from Exports Increase Program	—	4,961
Other income	2,811	1,448

Total other operating income	2,811	6,409

8.2 Other operating expenses

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Restructuring expenses (1)	(529)	—
(Provision for) contingencies (2)	(278)	(666)
(Provision for) materials and spare parts obsolescence (2)	(590)	(499)
Reversal of (Provision for) environmental remediation (2)	12	(27)

Total other operating expenses	(1,385)	(1,192)

(1)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.
(2)	These transactions did not generate cash flows. For the three-month period ended March 31, 2026, and 2025 including 2,085 and 638 related to payments of contingencies, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 9. Financial income (expense), net

9.1 Interest income

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Financial interest	3,180	1,056

Total interest income	3,180	1,056

9.2 Interest expense

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Borrowings interest (Note 16.2)	(54,885)	(24,281)

Total interest expense	(54,885)	(24,281)

9.3 Other financial income (expense)

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Amortized cost (Note 16.2)	(1,271)	(467)
Net changes in foreign exchange rate	(4,418)	12,744
Discount of assets and liabilities at present value	(8,495)	(1,154)
Changes in the fair value of financial assets	3,489	8,998
Interest expense on lease liabilities (Note 13)	(868)	(806)
Discount for well plugging and abandonment	(808)	(426)
Other taxes interest	(870)	—
Other (1)	(3,412)	(2,897)

Total other financial income (expense)	(16,653)	15,992

(1)	For the three-month period ended March 31, 2025, including a loss of 6,175 that is non-cash transactions.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 10. Earnings per share

10.1 Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Profit for the period, net	107,713	82,793
Weighted average number of ordinary shares	104,615,383	96,456,618

Basic earnings per share	1.030	0.858

10.2 Diluted

Diluted earnings per share are calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Profit for the period, net	107,713	82,793
Weighted average number of ordinary shares (1)	110,262,021	100,871,480

Diluted earnings per share	0.977	0.821

(1)	As of March 31, 2026, the Company has 105,186,958 outstanding shares that cannot exceed 106,078,535 shares.

Likewise, in accordance with IFRS Accounting Standards, the average number of ordinary shares with a potential dilutive effect amount to 110,262,021.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Property, plant and equipment

The changes in property, plant and equipment for the three-month period ended March 31, 2026 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities	Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2025	8,342	58,912	1,080,000	5,628,605	596,810	136,198	7,508,867
Additions	—	—	—	3,922 (1)	357,112	30,171	391,205
Transfers	—	19,299	—	284,353	(264,490)	(39,162)	—

Amounts as of March 31, 2026	8,342	78,211	1,080,000	5,916,880	689,432	127,207	7,900,072

Accumulated depreciation
Amounts as of December 31, 2025	(232)	(28,198)	(171,219)	(1,766,186)	—	—	(1,965,835)
Depreciation	—	(2,027)	(21,310)	(202,779)	—	—	(226,116)

Amounts as of March 31, 2026	(232)	(30,225)	(192,529)	(1,968,965)	—	—	(2,191,951)

Net value

Amounts as of March 31, 2026	8,110	47,986	887,471	3,947,915	689,432	127,207	5,708,121

Amounts as of December 31, 2025	8,110	30,714	908,781	3,862,419	596,810	136,198	5,543,032

(1)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the three-month period ended March 31, 2026:

	Goodwill	Other intangible assets
Cost
Amounts as of December 31, 2025	22,576	47,079
Additions	—	—

Amounts as of March 31, 2026	22,576	47,079

Accumulated amortization
Amounts as of December 31, 2025	—	(28,594)
Amortization	—	(2,441)

Amounts as of March 31, 2026	—	(31,035)

Net value

Amounts as of March 31, 2026	22,576	16,044

Amounts as of December 31, 2025	22,576	18,485

Note 13. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the three-month period ended March 31, 2026, are detailed below:

	Right-of-use assets			Total lease liabilities
	Land and Buildings	Facilities and machinery	Total
Amounts as of December 31, 2025	16,042	137,241	153,283	(143,903)
Disposals	(268)	—	(268)	350
Depreciation (1)	(231)	(14,525)	(14,756)	—
Payments	—	—	—	18,715
Interest expense (2)	—	—	—	(3,622)

Amounts as of March 31, 2026	15,543	122,716	138,259	(128,460)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 13,587.
(2)	Including drilling agreements capitalized as “Works in progress” for 2,754.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 76 and 23 for the three-month periods ended March 31, 2026 and 2025, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 14. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these unaudited interim condensed consolidated financial statements are as follows:

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Income tax
Current income tax	(55,506)	(66,322)
Deferred income tax	19,690	14,157

Income tax (expense) charged to statement of profit or loss	(35,816)	(52,165)

Deferred income tax charged to other comprehensive income	5	7

Total income tax (expense)	(35,811)	(52,158)

For the three-month periods ended March 31, 2026 and 2025, the Company’s effective rate was 25% and 39%, respectively. The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) fluctuations in the ARS against the USD which affect the Company’s tax deductions of nonmonetary assets; and (iii) the accumulated tax losses not recognized in the period.

See Note 30 to the annual consolidated financial statements as of December 31, 2025.

Note 15. Trade and other receivables

	As of March 31, 2026	As of December 31, 2025
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Advance payments for transportation services (Note 27)	307,445	311,087
Receivables related to the transfer of conventional assets (1)	36,818	40,945
Prepaid expenses and other receivables	19,056	19,409
Income tax	785	785
Turnover tax	765	670

	364,869	372,896

Financial assets:
Loans to employees	273	130

	273	130

Total noncurrent trade and other receivables	365,142	373,026

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	434,765	186,403

	434,765	186,403

Other receivables:
Prepayments, tax credits and other:
Payments related to Business Acquisition (Note 1.2.1)	79,742	—
Value Added tax	72,541	77,160
Advance payments for transportation services (Note 27)	26,268	26,098
Receivables related to the transfer of conventional assets (1)	24,207	23,984
Income tax	9,899	9,283
Prepaid expenses and other receivables	8,063	7,253
Turnover tax	3,435	3,047

	224,155	146,825

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of March 31, 2026	As of December 31, 2025
Financial assets:
Receivables from joint operations	52,287	1,368
Accounts receivable from third parties	13,516	9,404
Gas IV Plan	2,357	2,316
Other	975	1,365

	69,135	14,453

Other receivables	293,290	161,278

Total current trade and other receivables	728,055	347,681

(1)

Related to the agreement signed with Tango Energy Argentina S.A. connected with the transfer of conventional assets (“transfer of conventional assets”). For the three-month periods ended March 31, 2026 and 2025, the Company recognized 4,997 and 7,240, respectively, mainly related to the amortization of the account receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”. Additionally, for the period ended March 31, 2025 the Company received 5,734, related to the transaction (See Note 3.2.8 to the annual consolidated financial statements as of December 31, 2025).

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of March 31, 2026, in general, accounts receivable has a 30-day term for sales of crude oil and a 45-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of March 31, 2026, and December 31, 2025, the provision for expected credit losses was recorded for 101 and 70 respectively.

As of the date of these unaudited interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 16. Financial assets and liabilities

16.1 Borrowings

	As of March 31, 2026	As of December 31, 2025
Noncurrent
Corporate bond (“ON”)	2,061,705	2,257,997
Financial loans	470,532	446,730
Exports pre-financing	92,684	99,255

Total noncurrent	2,624,921	2,803,982

Current
ON	403,838	182,347
Financial loans	364,068	72,738
Exports pre-financing	249,454	95,010

Total current	1,017,360	350,095

Total Borrowings	3,642,281	3,154,077

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of March 31, 2026	As of December 31, 2025
Fixed interest
Less than 1 year	698,643	322,766
From 1 to 2 years	235,507	348,369
From 2 to 5 years	461,139	392,044
Over 5 years	1,557,501	1,666,879

Total	2,952,790	2,730,058

Variable interest
Less than 1 year	318,717	27,329
From 1 to 2 years	105,432	105,677
From 2 to 5 years	265,342	291,013
Over 5 years	—	—

Total	689,491	424,019

Total Borrowings	3,642,281	3,154,077

See Note 16.4 for information on the fair value of the borrowings.

Vista Argentina issued ON, under the name “Programa de Notas” approved by CNV. The following chart shows the details and carrying amount of ON as of March 31, 2026 and December 31, 2025:

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of March 31, 2026		As of December 31, 2025
ON XII	August, 2021	USD-linked (1)	100,769	Fixed	5.85%	August, 2031	80,889		87,233
ON XVI	December, 2022	USD-linked (1)	104,236	Fixed	0.00%	June, 2026	104,199		104,151
ON XVII	December, 2022	USD-linked (1)	39,118	Fixed	0.00%	December, 2026	39,078		39,064
ON XVIII	March, 2023	USD-linked (1)	118,542	Fixed	0.00%	March, 2027	118,378		118,319
ON XIX	March, 2023	USD-linked (1)	16,458	Fixed	1.00%	March, 2028	16,436		16,432
ON XXI	August, 2023	USD-linked (1)	70,000	Fixed	0.99%	August, 2028	69,914		69,899
ON XXII	December, 2023	USD	14,669	Fixed	5.00%	June, 2026	14,906		14,726
ON XXIII	March, 2024	USD	92,203	Fixed	6.50%	March, 2027	72,340	(2)	73,463	(2)
ON XXIV	May, 2024	USD	46,562	Fixed	8.00%	May, 2029	47,874		46,942
ON XXV	July, 2024	USD-linked (1)	53,195	Fixed	3.00%	July, 2028	53,262		53,239
ON XXVI	October, 2024	USD	150,000	Fixed	7.65%	October, 2031	154,619		151,747
ON XXVII	December, 2024	USD	600,000	Fixed	7.63%	December, 2035	609,780		597,954
ON XXVIII	March, 2025	USD	92,414	Fixed	7.50%	March, 2030	92,337		94,038
ON XXIX	June, 2025	USD	900,000	Fixed	8.50%	June, 2033	917,685		899,341
ON XXX	October, 2025	USD	73,256	Fixed	6.00%	April, 2027	73,846		73,796

						Total ON	2,465,543		2,440,344

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(2)	As of March 31, 2026 and December 31, 2025, the carrying amount of ON XXIII include 20,000 ON repurchased by the Company.

Certain borrowings includes the Company’s obligation to comply with certain financial ratios and debt service coverage requirements (the “covenants”). Non-compliance with these covenants could restrict the ability of the Company and its subsidiaries to, among other things, pay dividends, provide guarantees, incur additional indebtedness, or dispose of material assets.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of March 31, 2026, the Company was in compliance with all financial covenants and other commitments associated with such borrowings.

See Note 30 for information on subsequent events.

On March 26, 2026, Vista Argentina increased the amount of the Programa de Notas, approved by CNV for a total principal up to 4,000,000 or its equivalent in other currencies.

16.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of March 31, 2026	As of December 31, 2025
Amounts at beginning of period	3,154,077	1,448,567
Proceeds from borrowings	589,500	2,838,173
Proceeds from borrowings of Business Combination	—	50,505
Payment of borrowings principal	(129,538)	(1,173,623)
Payment of borrowings interest	(26,868)	(148,310)
Payment of borrowings cost	(1,004)	(17,935)
Borrowings interest (1) (Note 9.2)	54,885	163,356
Amortized cost (1) (Note 9.3)	1,271	7,880
Changes in foreign exchange rate (1)	(42)	(14,536)

Amounts at end of period	3,642,281	3,154,077

(1)	These transactions did not generate cash flows.

16.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of March 31, 2026	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	1,881	1,881
Trade and other receivables (Note 15)	273	—	273

Total noncurrent financial assets	273	1,881	2,154

Short-term investments (Note 19)	149,513	226,379	375,892
Trade and other receivables (Note 15)	503,900	—	503,900

Total current financial assets	653,413	226,379	879,792

Liabilities
Borrowings (Note 16.1)	2,624,921	—	2,624,921
Trade and other payables (Note 24)	293,779	—	293,779
Lease liabilities (Note 13)	77,677	—	77,677

Total noncurrent financial liabilities	2,996,377	—	2,996,377

Borrowings (Note 16.1)	1,017,360	—	1,017,360
Trade and other payables (Note 24)	510,809	—	510,809
Lease liabilities (Note 13)	50,783	—	50,783

Total current financial liabilities	1,578,952	—	1,578,952

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of December 31, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	1,865	1,865
Trade and other receivables (Note 15)	130	—	130

Total noncurrent financial assets	130	1,865	1,995

Short-term investments (Note 19)	90,414	109,433	199,847
Trade and other receivables (Note 15)	200,856	—	200,856

Total current financial assets	291,270	109,433	400,703

Liabilities
Borrowings (Note 16.1)	2,803,982	—	2,803,982
Trade and other payables (Note 24)	292,236	—	292,236
Lease liabilities (Note 13)	88,451	—	88,451

Total noncurrent financial liabilities	3,184,669	—	3,184,669

Borrowings (Note 16.1)	350,095	—	350,095
Trade and other payables (Note 24)	419,130	—	419,130
Lease liabilities (Note 13)	55,452	—	55,452

Total current financial liabilities	824,677	—	824,677

Below are income, expenses, profit, or loss from each category of financial instrument:

For the three-month period ended March 31, 2026:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	3,180	—	3,180
Interest expense (Note 9.2)	(54,885)	—	(54,885)
Amortized cost (Note 9.3)	(1,271)	—	(1,271)
Net changes in foreign exchange rate (Note 9.3)	(4,418)	—	(4,418)
Discount of assets and liabilities at present value (Note 9.3)	(8,495)	—	(8,495)
Changes in the fair value of financial assets (Note 9.3)	—	3,489	3,489
Interest expense on lease liabilities (Note 9.3)	(868)	—	(868)
Discount for well plugging and abandonment (Note 9.3)	(808)	—	(808)
Other taxes interest (Note 9.3)	(870)	—	(870)
Other (Note 9.3)	(3,412)	—	(3,412)

Total	(71,847)	3,489	(68,358)

For the three-month period ended March 31, 2025:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	1,056	—	1,056
Interest expense (Note 9.2)	(24,281)	—	(24,281)
Amortized cost (Note 9.3)	(467)	—	(467)
Net changes in foreign exchange rate (Note 9.3)	12,744	—	12,744
Discount of assets and liabilities at present value (Note 9.3)	(1,154)	—	(1,154)
Changes in the fair value of financial assets (Note 9.3)	—	8,998	8,998
Interest expense on lease liabilities (Note 9.3)	(806)	—	(806)
Discount for well plugging and abandonment (Note 9.3)	(426)	—	(426)
Other (Note 9.3)	(2,897)	—	(2,897)

Total	(16,231)	8,998	(7,233)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

16.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

The following chart shows the Company’s financial assets measured at fair value as of March 31, 2026 and December 31, 2025:

As of March 31, 2026	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	1,881	—	—	1,881
Short-term investments	226,379	—	—	226,379

Total assets	228,260	—	—	228,260

As of December 31, 2025	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	1,865	—	—	1,865
Short-term investments	109,433	—	—	109,433

Total assets	111,298	—	—	111,298

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1, Level 2 and Level 3 from December 31, 2025, through March 31, 2026.

16.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the unaudited interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of March 31, 2026	Carrying amount	Fair value	Level
Liabilities
Borrowings	3,642,281	3,701,748	2

Total liabilities	3,642,281	3,701,748

16.5 Risk management objectives and policies concerning financial instruments

16.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during each period or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2025, except for the following:

16.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of December 31, 2025, the Company performed foreign exchange currency transactions, and the impact in the results of the period is recognized in the consolidated statement of profit or loss in “Other financial income (expense)”.

Most Company revenues are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the three-month period ended March 31, 2026 ARS appreciated by about 5%. However during the year ended December 31, 2025 ARS depreciated by about 41%.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

	As of March 31, 2026	As of December 31, 2025
Changes in exchange rate:	+/-10%	+/-10%
Effect on profit or loss before income taxes	6,503 / (6,503)	8,169 / (8,169)
Effect on equity before income taxes	6,503 / (6,503)	8,169 / (8,169)

Interest rate risk

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of March 31, 2026 and December 31, 2025, about 19% and 13% of indebtedness was subject to variable interest rates, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For the three-month periods ended March 31, 2025, the average interest rate for borrowings in ARS was 32.88%.

For the three-month periods ended March 31, 2026, and 2025, the variable interest rate of borrowings denominated in USD stood at 7.04% and 6.49%, respectively.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

The Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial debt risk.

For the three-month period ended March 31, 2026, and for the year ended December 31, 2025, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 17. Investments in associates

As of March 31, 2026, and December 31, 2025, the Company holds the following interests in associates:

	Equity interest		Income (loss) from investments in associates		Investments in associates
Company	As of March 31, 2026	As of December 31, 2025	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025	As of March 31, 2026	As of December 31, 2025	Main activity
VMOS S.A.	10.20%	10.20%	(3,701)	—	38,940	30,702	Midstream
Other	—	—	—	—	24,176	23,840	—

Total investments in associates			(3,701)	—	63,116	54,542

For the three-month period ended March 31, 2026 and 2025, the Company made payments related to investment in associates for 12,275 and 28,651, respectively.

See Note 30 for information on subsequent events.

Note 18. Inventories

	As of March 31, 2026	As of December 31, 2025
Crude oil stock (Note 5.2)	6,694	6,881
Materials and spare parts	3,016	2,575
Assigned crude oil stock	—	1

Total inventories	9,710	9,457

Note 19. Cash, bank balances and other short-term investments

	As of March 31, 2026	As of December 31, 2025
Cash in banks	239,250	333,002
Mutual funds	220,346	102,768
Money market funds	126,708	90,414
Other investments	22,805	5,553
Argentine government bonds	6,033	6,665

Total cash, banks balances and other short-term investments	615,142	538,402

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of March 31, 2026	As of December 31, 2025
Cash, bank balances and other short-term investments	615,142	538,402
Less
Other investments	(22,805)	(5,553)
Argentine government bonds	(6,033)	(6,665)

Cash and cash equivalents	586,304	526,184

Note 20. Equity

20.1 Capital stock

As of March 31, 2026, and December 31,2025, the Company’s variable capital stock amounted to 491,166 and 491,165, represented by 105,186,958 and 104,299,705, respectively, of which: (i) 105,186,956 and 104,299,703 respectively, are fully subscribed and paid Series A shares with no face value, each entitled to one vote; and (ii) 2 are Series C shares for both periods.

During the three-month period ended March 31, 2026, 887,253 Series A shares were issued as part of the LTIP granted to Company employees.

As of March 31, 2026, and December 31, 2025, the Company’s authorized capital includes 23,605,283 and 24,492,536 Series A ordinary shares, respectively, held in Treasury.

For further information see Note 21 to the annual consolidated financial statements as of December 31, 2025.

Note 21. Provisions

	As of March 31, 2026	As of December 31, 2025
Noncurrent
Well plugging and abandonment	55,533	51,279
Environmental remediation	253	234

Total noncurrent provisions	55,786	51,513

Current
Well plugging and abandonment	3,657	3,178
Contingencies	3,502	5,244
Environmental remediation	2,567	2,378

Total current provisions	9,726	10,800

Note 22. Salaries and payroll taxes

	As of March 31, 2026	As of December 31, 2025
Current
Salaries and social security contributions	8,591	10,233
Provision for bonuses and incentives	4,402	25,658

Total current salaries and payroll taxes	12,993	35,891

Note 23. Other taxes and royalties

	As of March 31, 2026	As of December 31, 2025
Current
Royalties and others	36,589	28,662
Personal assets tax	14,987	11,122
Tax withholdings	4,502	2,936
Value added tax	3,147	—
Other	1,926	1,225

Total current other taxes and royalties	61,151	43,945

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 24. Trade and other payables

	As of March 31, 2026	As of December 31, 2025
Noncurrent
Payables to third parties (1) (2)	293,779	292,236

Total other noncurrent accounts payables	293,779	292,236

Total noncurrent accounts payables	293,779	292,236

Current
Accounts payables:
Suppliers	489,221	399,373

Total current accounts payables	489,221	399,373

Other accounts payables:
Payables to third parties (2)	21,224	19,236
Extraordinary fee for Gas IV Plan	335	425
Payables to partners of joint operations	29	96

Total other current accounts payables	21,588	19,757

Total current trade and other payables	510,809	419,130

(1)

As of March 31, 2026 and December 31, 2025, mainly includes 229,501 and 222,749, respectively, in connection with the liability assumed for the acquisition of Vista Lach (See Note 1.2.2 and 29 to the annual consolidated financial statements as of December 31, 2025).

(2)

As of March 31, 2026, includes 63,342 and 21,137 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement. Likewise, as of December 31, 2025, includes 68,298 and 19,236 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2025).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through March 31, 2026	Period from January 1, through March 31, 2025
Cost of interest	(205)	(196)
Cost of services	—	(2)

Total	(205)	(198)

	As of March 31, 2026
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,519)	3,293	(16,226)
Items classified as loss or profit
Cost of interest	(236)	31	(205)
Items classified in other comprehensive income
Actuarial remeasurement	—	(13)	(13)
Payment of contributions	458	(338)	120

Amounts at end of period	(19,297)	2,973	(16,324)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The fair value of plan assets as of every period end per category is as follows:

	As of March 31, 2026	As of December 31, 2025
US government bonds	1,881	1,865
Cash and cash equivalents	1,092	1,428

Total	2,973	3,293

See Note 23 to the annual consolidated financial statements as of December 31, 2025.

Note 26. Related parties’ transactions and balances

There were no significant changes in related parties and relevant transactions during the three-month period ended March 31, 2026 (See Note 27 to the annual consolidated financial statements as of December 31, 2025).

Note 2.3 to the annual consolidated financial statements as of December 31, 2025, provides information on the Company’s structure.

Note 27. Commitments and contingencies

The Company, through its subsidiary Vista Argentina and Vista Lach, made disbursements related to transportation commitments.

As of March 31, 2026 advances payments for transportation services amounted to 333,713 as follow: (i) 202,479 related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Duplicar”); (ii) 53,266 related to the project to expand the Puerto Rosales maritime terminal and pumping station implemented by Oiltanking Ebytem S.A. (“Oiltanking Project”); (iii) 46,680 related to the Transportation Service Agreement for Vaca Muerta Centro Pipeline (“VMOC” by Spanish acronym); and (iv) 31,288 related to the Transportation Service Agreement for Vaca Muerta Norte Pipeline (“VMON” by Spanish acronym).

As of December 31, 2025 advance payments for transportation services amounted to 337,185 as follows: (i) 206,358 related to the Duplicar; (ii) 53,266 related to Oiltanking Project; (iii) 45,301 related to VMOC; and (iv) 32,260 related to VMON.

See Notes 28.1 to the annual consolidated financial statements as of December 31, 2025 for more information about the commitments.

There were no significant changes in commitments and contingencies for the three-month period ended March 31, 2026 (See Notes 28 to the annual consolidated financial statements as of December 31, 2025).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the three-month period ended March 31, 2026 (See Note 30 to the annual consolidated financial statements as of December 31, 2025).

Note 29. Business Combination

As of March 31, 2026, the Company reassessed the values assigned to the assets acquired and liabilities assumed related to the acquisition of Vista Lach, as well as the valuation method applied, and confirmed that the amounts and criteria applied were appropriate (See Notes 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025).

Note 30. Subsequent events

The Company assessed events subsequent to March 31, 2026, to determine the need of a potential recognition or disclosure in these unaudited interim condensed consolidated financial statements. The Company assessed such events through April 29, 2026, date in which these financial statements were made available for issue:

•

On April 7, 2026, the Company, through its subsidiary Vista Argentina, entered into an agreement with Pan American Energy, S.L. Argentine Branch (“Pan American”), for the assignment of a 1.5% non-operated interest in the conventional exploitation concession Acambuco. The assignment is subject to the fulfillment of certain conditions precedent, and the total price amounts to 600, payable by Pan American within 10 business days of the closing of such assignment.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

•	On April 8, 2026, Vista Argentina issued ON XXXI for an amount of 500,000, at an annual interest rate of 7.875% and an expiration date in April 2038.

•	On April 10, 2026, Vista Argentina made payments related to VMOS’s investment for an amount of 4,592.

•

On April 20, 2026, Vista Energy International S.A. (“VEISA”) signed a loan agreement with Citibank N.A., for an amount of 45,000, at an annual interest rate of 5.67% and an expiration date in April 2026.

•	On April 24, 2026, Vista Argentina signed a loan agreement with Banco de la Nacion Argentina, for an amount of 60,000, at an annual interest rate of 2.95% and an expiration date in October 2026.

•	During April 2026, Vista Argentina paid principal and interest for an amount of 51,500 and 2,591, respectively, corresponding to exports pre-financing.

•	During April 2026, Vista Argentina paid principal and interest for an amount of 45,000 and 8,921 respectively, corresponding to financial loans.

•	During April 2026, Vista Argentina paid interest for an amount of 7,199, corresponding to ON.

•	During April 2026, VEISA paid principal and interest for an amount of 185,000 and 1,356 respectively, corresponding to financial loans.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

Note 31. Supplementary pro forma financial information (unaudited)

On April 2025, the Company, through its subsidiary Vista Argentina, acquired the 100% of the capital stock of PEPASA, which holds a 50% working interest in La Amarga Chica unconventional concession, located in the Province of Neuquén, Argentina, from Petronas Carigali Canada B.V. and Petronas Carigali International E&P B.V.

The Company has prepared this financial information to comply with the regulatory requirements set forth by the CNBV by Spanish acronym, which have been prepared in accordance with IFRS accounting standards as issued by the IASB. They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

This pro forma information has been prepared using most reliable information at the date of these financial statements, which is the annual financial statements of Vista Lach, that do not differ materially from the financial information, or pro-forma financial information, previously included in the Folleto Informativo.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2026 and December 31, 2025 and for the three-month periods ended March 31, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the three-month period ended March 31, 2025 (unaudited)

	Period from January, through March 31, 2025	Pro forma adjustments	Period from January, through March 31, 2025 Pro forma
Revenue from contracts with customers	438,456	187,681	626,137
Cost of sales:
Operating costs	(34,064)	(10,826)	(44,890)
Crude oil stock fluctuation	9,032	(57)	8,975
Royalties and others	(68,254)	(24,166)	(92,420)
Depreciation, depletion and amortization	(125,977)	(49,788)	(175,765)
Other non-cash costs related to the transfer of conventional assets	(7,240)	—	(7,240)

Gross profit	211,953	102,844	314,797

Selling expenses	(46,768)	(13,194)	(59,962)
General and administrative expenses	(28,031)	(8,005)	(36,036)
Exploration expenses	(180)	—	(180)
Other operating income	6,409	535	6,944
Other operating expenses	(1,192)	—	(1,192)

Operating profit	142,191	82,180	224,371

Interest income	1,056	—	1,056
Interest expense	(24,281)	(5,186)	(29,467)
Other financial income (expense)	15,992	5,302	21,294

Financial income (expense), net	(7,233)	116	(7,117)

Profit before income tax	134,958	82,296	217,254

Current income tax (expense)	(66,322)	(33,993)	(100,315)
Deferred income tax benefit	14,157	56,525	70,682

Income tax (expense) benefit	(52,165)	22,532	(29,633)

Profit for the period, net	82,793	104,828	187,621

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	(22)	—	(22)
- Deferred income tax benefit	7	—	7

Other comprehensive income for the period	(15)	—	(15)

Total comprehensive profit for the period	82,778	104,828	187,606

As of March 31, 2026, the Company does not present a pro forma consolidated statement of financial position as of December 31, 2025, since the balances related to the Transaction are already included in the comparative figures of these condensed consolidated interim financial statements.